EXHIBIT 15

January 30, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

        We are aware that our reports dated May 9, 2003, except as to Note 1, which is as of August 18, 2003, August 18, 2003 and November 13, 2003 on our reviews of interim consolidated financial information of Ohio Edison Company for the three-month periods ended March 31, 2003 and 2002, the three-month and six-month periods ended June 30, 2003 and 2002 and the three-month and nine-month periods ended September 30, 2003 and 2002, respectively, included in the Company's quarterly report on Form 10-Q/A for the quarter ended March 31, 2003 and the Company's quarterly reports on Form 10-Q for the quarters ended June 30, 2003 and September 30, 2003, respectively, are incorporated by reference in its Pre-Effective Amendment No. 1 to the Registration Statement dated January 30, 2004.

Very truly yours,

PricewaterhouseCoopers LLP